EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 33-80906 and 33-66246) of Nortech Systems Incorporated on Form S-8 of our report dated February 8, 2005 (except Note 4, as to which the date is March 4, 2005), appearing in this Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2004.

/s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota

March 15, 2005